Exhibit 99.3

Press Release	September 5, 2006

Investor Relations Contact: Harry G. Mitchell, CFO 508-530-0311 hmitchell@sontra.com

Sontra Medical Appoints Harry G. Mitchell

as Chief Financial Officer

Franklin, MA – September 5, 2006 – Sontra Medical Corporation (NASDAQ: SONTD) announced today the appointment of Mr. Harry G. Mitchell as its Chief Financial Officer, Treasurer and Vice President of Finance. In this position, Mr. Mitchell will be responsible for Sontra’s accounting and financial operations, including input to Sontra’s business strategic planning.

Mr. Mitchell is a Certified Public Accountant and has been the interim CFO of Sontra since June 12, 2006. Previously, Mr. Mitchell has been the Chief Executive Officer and/or Chief Financial Officer for several medical device and technology companies. Since 2004, Mr. Mitchell has served as President and Chief Executive Officer of MedTech Advances, Inc., a privately-held medical device company focusing in the Diabetes Industry, and has provided financial and other consulting services to several other corporations. From 1999 to 2004, Mr. Mitchell was Senior Vice President and Chief Financial Officer of Boston Medical Technologies, Inc., a privately held medical device and information technology company focusing in the Diabetes Industry. From 1997 to 1998, Mr. Mitchell was Senior Vice President, Chief Financial Officer and Treasurer of Focus Enhancements, Inc., a public company in the video imaging technology business.

Thomas W. Davison, Sontra’s Chief Executive Officer and President stated, “We are pleased to have Harry Mitchell join us permanently as Chief Financial Officer. Harry has already had a significant positive impact on our company and has brought extensive insight into our strategic planning as a result of his broad experience in finance and the medical device industry. He is a seasoned executive with mature and emerging public companies, and I am sure that he will make a substantial contribution to our corporate goals.”

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation is a technology leader in transdermal science and is developing a non-invasive, continuous transdermal glucose monitor (“CTGM”) for principal use in the Intensive Care Market. Through its platform technology, the SonoPrep® Permeation System, combined with technical competencies in transdermal drug formulation, analysis, delivery systems and biosensors, the Company is creating a new paradigm in transdermal drug delivery and diagnosis. The CTGM and other company products are being developed for several billion dollar market opportunities, all utilizing skin permeation, chemistry and biosensor technology developed by the Company. In addition, the Company is developing products for transdermal delivery of large molecule drugs and vaccines.

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© 2002 - 2006 Sontra Medical Corporation. All rights reserved worldwide.	- 1 -

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology, including a continuous transdermal glucose monitor for the hospital ICU market; the expected size of the market for the continuous transdermal glucose monitor for the hospital ICU market; the expected benefits and efficacy of the SonoPrep device in connection with diagnostics, vaccine delivery, glucose monitoring and transdermal science; the availability of substantial additional funding to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-KSB for the year ended December 31, 2005, our most recent quarterly reports on Form 10-QSB, and our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

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© 2006 Sontra Medical Corporation. SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

© 2002 - 2006 Sontra Medical Corporation. All rights reserved worldwide.	- 2 -